EXHIBIT 21
PERDOCEO EDUCATION CORPORATION
List of Subsidiaries
as of December 31, 2020

Subsidiary	State of Organization
AIU Online, LLC	DE
American InterContinental University, Inc.	GA
Athena Newco, LLC	DE
BIPL, LLC	DE
Career Education Student Finance LLC	DE
CEC Educational Services, LLC	IL
CEC Employee Group, LLC	DE
CEC Europe, LLC	DE
CEC Insurance Agency, LLC	IL
CEC Real Estate Holding, Inc.	DE
Colorado Tech, Inc.	DE
Colorado Technical University, Inc.	CO
Education and Training, Incorporated	DE
International Academy of Merchandising & Design, Inc.	FL
MAC BriarCol, Inc.	NY
MAC CCA, LLC	DE
MAC CHIC, Inc.	IL
MAC HIID, Inc.	IL
MAC IADT-Det, Inc.	MI
MAC KA, Inc.	DE
MAC KGC-Mel, Corp.	NY
MAC KGS-Nor, Inc.	CT
MAC KGS-Prov, Inc.	RI
MAC LCBCCA2, Inc.	DE
MAC LCBCS, LLC	DE
MAC LCBNA, LLC	DE
MAC SB, Limited	NY
MAC SBG, Inc.	IL
MAC SCI, Ltd.	DE
Market Direct, Inc.	IL
Marlin Acquisition Corp.	FL
Words of Wisdom, LLC	IL